Exhibit 99.1

May 3, 2017

Prudential Financial, Inc. Announces First Quarter 2017 Results

●	Net income attributable to Prudential Financial of $1.369 billion or $3.09 per Common share versus $1.336 billion or $2.93 per share for year-ago quarter.

●	After-tax adjusted operating income of $1.237 billion or $2.79 per Common share versus $997 million or $2.18 per share for year-ago quarter.

●	Significant items: in 1Q:17, net income and adjusted operating income include a net benefit of 3 cents per Common share, and in 1Q:16, net income and adjusted operating income included a net charge of 8 cents per share, from items discussed later in this release.

●	In addition, current quarter expenses reflect the impact of modifications of certain provisions within our long-term compensation program that changes the timing of expense recognition, resulting in a pre-tax expense of approximately $80 million, or 12 cents per Common Share, which would have previously been recognized over the remaining three quarters of the year.

        John Strangfeld, Chairman and CEO, commented on results:

 “We are pleased with our strong results in the first quarter and solid momentum across our businesses. We produced record-high account values in Retirement, record unaffiliated third party assets under management in Asset Management, and solid sales growth in International. Further, our strong cash flows and capital position enabled us to return approximately $640 million to shareholders through dividends and share repurchases, while continuing to invest in our businesses where we see attractive long-term opportunities. We continue to benefit from our high quality and diverse sources of earnings, consistent execution, and remain confident in our ability to produce differentiated returns.”

FIRST QUARTER BUSINESS HIGHLIGHTS

●	International Insurance constant dollar basis sales of $825 million, up 8% from the year-ago quarter, reflecting increases in sales in Japan and other key markets. Life Planner count at March 31, up 3% from a year earlier, including an increase of 8% in Japan.

●	Higher Individual Annuities net fees and return on assets compared to the year-ago quarter reflect higher separate account balances and the benefits of refinements implemented in 2016 to the risk management approach for product guarantees. Consistent with industry trends, gross sales of $1.4 billion were below the prior year total of $2.0 billion.

●	Record-high Retirement account values of $395.5 billion at March 31, up 6% from a year earlier. Gross deposits and sales of $10.8 billion include two new pension risk transfer cases totaling $1.9 billion, Investment Only Stable Value sales of $1.7 billion, and Full Service case wins of $1.6 billion.

●	Asset Management segment assets under management of $1.1 trillion includes a record-high $543.3 billion of unaffiliated third party institutional and retail assets under management at March 31, up 11.5% from a year earlier. Unaffiliated third party net inflows, excluding money market, totaled $600 million for the current quarter.

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●	U.S. Individual Life sales, based on annualized new business premiums, of $146 million consistent with the year-ago quarter.

●	Group Insurance sales of $301 million in current quarter, slightly below the year-ago quarter. Total benefits ratio was at the mid-point of the long-term expected range.

OTHER FINANCIAL HIGHLIGHTS

●	Book value per Common share, based on generally accepted accounting principles (GAAP), was $107.09 at March 31, 2017, compared to $104.91 at December 31, 2016. Adjusted book value per Common share amounted to $80.77 at March 31, 2017, an increase of $1.82 from December 31, 2016, after payment of a quarterly Common Stock dividend of 75 cents per share.

●	Returned approximately $640 million to shareholders through Common stock repurchases and dividends.

●	During the first quarter of 2017, the Company acquired 2.9 million shares of its Common Stock at a total cost of $312.5 million, for an average price of $108.23 per share, under the December 2016 authorization by Prudential’s Board of Directors to repurchase, at management’s discretion, up to $1.25 billion of the Company’s outstanding Common Stock during the period from January 1, 2017, through December 31, 2017. From the commencement of repurchases in July 2011, through March 31, 2017, the Company has acquired 93 million shares of its Common Stock at a total cost of $6.7 billion, for an average price of $72.15 per share.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $26.8 billion at March 31, 2017, compared to $27.6 billion at December 31, 2016; gross unrealized losses of $3.6 billion at March 31, 2017, compared to $3.8 billion at December 31, 2016.

SIGNIFICANT ITEMS IN THE QUARTER

●	Net income and adjusted operating income each include a pre-tax benefit of $19 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum benefits, with a favorable impact of approximately 3 cents per Common share.

●	In the year-ago quarter, net income and adjusted operating income each included a charge of 8 cents per Common share reflecting the impact of market performance on Individual Annuities results.

●	In addition, net income and adjusted operating income each include a pre-tax expense of approximately $80 million, or 12 cents per Common Share, related to modifications of certain provisions within our long-term compensation program. These modifications require us to recognize expenses of certain 2017 plan awards in the current quarter which would previously have been recognized over the remaining three quarters of the year.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported first quarter results. Net income attributable to Prudential Financial, Inc., was $1.369 billion ($3.09 per Common share) for the first quarter of 2017, compared to $1.336 billion ($2.93 per Common share) for the first quarter of 2016. After-tax adjusted operating income was $1.237 billion ($2.79 per Common share) for the first quarter of 2017, compared to $997 million ($2.18 per Common share) for the first quarter of 2016. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

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Adjusted operating income does not equate to net income as determined in accordance with GAAP, but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure of financial performance. Adjusted book value is a non-GAAP measure of financial position. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures.” Reconciliations of these measures to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $1.061 billion for the first quarter of 2017, compared to $712 million in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	1Q:17	1Q:16
Individual Annuities:
Adjusted operating income	$468	$328
Significant items included above:
Impact of updated estimates of profitability driven by market performance in relation to our assumptions	$19	$(53)

The Individual Annuities segment reported adjusted operating income of $468 million in the current quarter, compared to $328 million in the year-ago quarter. Current quarter results include a benefit of $19 million, and results for the year-ago quarter included a net charge of $53 million, in each case reflecting an updated estimate of profitability for this business driven by market performance in relation to our assumptions. Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $68 million from the year-ago quarter. This increase reflects higher policy fees net of associated risk management and other related costs, driven by an increase in average variable annuity account values, and efficiencies from recently implemented refinements in risk management strategies relative to contract guarantees. In addition, results benefited from a greater contribution from net investment results, which included current quarter returns on non-coupon investments and prepayment fees that were approximately $15 million above our average expectations, as compared to returns modestly below our average expectations in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	1Q:17	1Q:16
Retirement:
Adjusted operating income	$397	$219

The Retirement segment reported adjusted operating income of $397 million for the current quarter, compared to $219 million in the year-ago quarter. This increase reflects greater contributions from net investment results and case experience, as well as higher fee income, driven by growth in average account values. The contribution from net investment results was $135 million above the year-ago quarter, reflecting current quarter returns on non-coupon investments and prepayment fees about $65 million above our average expectations in

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comparison to returns about $40 million below our average expectations in the year-ago quarter, as well as growth of spread-based account values. The current quarter contribution to results from case experience was approximately $50 million above our average quarterly expectations as compared to $20 million above our quarterly expectations in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	1Q:17	1Q:16
Asset Management:
Adjusted operating income	$196	$165

The Asset Management segment reported adjusted operating income of $196 million for the current quarter, compared to $165 million in the year-ago quarter. The increase was driven by higher asset management fees reflecting growth in fixed income assets under management and fee rate modifications within certain real estate funds. In addition, results reflected a $7 million higher contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $29 million for the current quarter. These increases were partially offset by higher net expenses, including approximately $25 million from changes made to our long-term compensation program as described above.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $152 million for the first quarter of 2017, compared to $146 million in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	1Q:17	1Q:16
Individual Life:
Adjusted operating income	$118	$120

The Individual Life segment reported adjusted operating income of $118 million for the current quarter, compared to $120 million in the year-ago quarter. The decrease reflects higher expenses and more unfavorable claims experience, partly offset by a greater contribution from net investment results. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates and amortization, was approximately $50 million below our average expectations. In comparison, the year-ago quarter contribution was approximately $35 million below our average expectations. The current quarter contribution from net investment results reflected returns on non-coupon investments and prepayment fees about $15 million above our average expectations in comparison to returns about $10 million below our average expectations in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	1Q:17	1Q:16
Group Insurance:
Adjusted operating income	$34	$26

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The Group Insurance segment reported adjusted operating income of $34 million in the current quarter, compared to $26 million in the year-ago quarter. The increase reflects a greater contribution from net investment results, partly offset by less favorable underwriting results and higher expenses. The current quarter contribution from net investment results included returns on non-coupon investments and prepayment fees approximately $15 million above our average expectations in comparison to returns about $10 million below our average expectations in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $799 million for the first quarter of 2017, compared to $779 million in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	1Q:17	1Q:16
Life Planner Operations:
Adjusted operating income	$408	$410

Adjusted operating income of the segment’s Life Planner operations was $408 million for the current quarter, compared to $410 million in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $13 million in comparison to the year-ago quarter. Excluding this impact, results increased $11 million from the year-ago quarter. This increase was driven by continued business growth partially offset by less favorable policy benefits experience. The contribution to current quarter earnings from claims experience was approximately $15 million less than our average expectations as compared to claims experience essentially consistent with our average expectations in the year-ago quarter. The current quarter contribution from net investment results was essentially unchanged from the year-ago quarter and included returns on non-coupon investments and prepayment fees approximately $10 million above our average expectations in comparison to returns slightly below our average expectations in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	1Q:17	1Q:16
Gibraltar Life and Other Operations:
Adjusted operating income	$391	$369

Adjusted operating income of the segment’s Gibraltar Life and Other operations was $391 million for the current quarter, compared to $369 million in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $2 million in comparison to the year-ago quarter. Excluding this impact, results increased $24 million from the year-ago quarter. This increase was driven by business growth, including a full quarter’s contribution from the Company’s indirect investment in AFP Habitat acquired on March 2, 2016, and a greater contribution from net investment results, partly offset by less favorable policy benefits experience. The contribution from net investment results included current quarter returns on non-coupon investments and prepayment fees modestly above our average expectations in comparison to returns about $20 million below average expectations in the year-ago quarter. Claims experience was about $10 million less favorable than our average expectations in the quarter, as compared to claims experience that was slightly more favorable than our average expectations in the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $352 million in the first quarter of 2017, compared to a loss of $312 million in the year-ago quarter.

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Prudential Financial, Inc. First Quarter 2017 Earnings Release	Page 6

CORPORATE AND OTHER OPERATIONS ($ millions)	1Q:17	1Q:16
Adjusted operating income (loss)	$(352)	$(312)

The increased loss came primarily from higher net expenses, including approximately $25 million from changes made to our long-term compensation program in the current quarter as described above, partly offset by lower net interest expense and a higher contribution from net investment income.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.299 trillion at March 31, 2017, compared to $1.264 trillion at December 31, 2016.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $1.369 billion for the first quarter of 2017, compared to $1.336 billion for the year-ago quarter.

Current quarter net income includes $38 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing gains include pre-tax gains of $180 million from general portfolio and related activities and $48 million from products that contain embedded derivatives or guarantees and associated derivative portfolios that are part of a hedging program related to the risks of these products. The foregoing gains were partially offset by pre-tax losses of $171 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management and $19 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects pre-tax increases of $44 million in recorded asset values and $12 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax income of $40 million from divested businesses, primarily reflecting results from the Closed Block division.

Net income for the year-ago quarter included $338 million of pre-tax net realized investment gains and related charges and adjustments, including pre-tax gains of $282 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products and $168 million primarily related to derivatives used in risk management activities including asset and liability duration management. The foregoing gains were partly offset by pre-tax losses of $106 million from impairments and sales of credit-impaired investments and $6 million from the impact of other general portfolio and related activities.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at March 31, 2017 amounted to $3.554 billion, including $3.287 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.809 billion at December 31, 2016. Net unrealized gains on these investments amounted to $26.822 billion at March 31, 2017, compared to $27.585 billion at December 31, 2016.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements.

Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those

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Prudential Financial, Inc. First Quarter 2017 Earnings Release	Page 7

anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in this release.

Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

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Prudential Financial, Inc. First Quarter 2017 Earnings Release	Page 8

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding both accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, adjusted operating income and adjusted book value are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP and a reconciliation of adjusted book value to GAAP book value.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, May 4, 2017, at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0228 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on May 4, through May 11, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 407282.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of March 31, 2017, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities,

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Prudential Financial, Inc. First Quarter 2017 Earnings Release	Page 9

retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

MEDIA CONTACT: Scot Hoffman, (973) 802-2824, scot.hoffman@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended March 31
	2017	2016
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$1,369	$1,336
Income attributable to noncontrolling interests	3	33

Net income	1,372	1,369

Less: Earnings attributable to noncontrolling interests	3	33

Income attributable to Prudential Financial, Inc.	1,369	1,336

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	22	(28)

Income (after-tax) before equity in earnings of operating joint ventures	1,347	1,364

Less: Reconciling Items:
Realized investment gains, net, and related charges and adjustments	38	338
Investment gains on trading account assets supporting insurance liabilities, net	44	216
Change in experience-rated contractholder liabilities due to asset value changes	(12)	(130)
Divested businesses:
Closed Block division	34	(73)
Other divested businesses	6	31
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(28)	25

Total reconciling items, before income taxes	82	407

Less: Income taxes, not applicable to adjusted operating income	(28)	40

Total reconciling items, after income taxes	110	367

After-tax adjusted operating income (1)	1,237	997

Income taxes, applicable to adjusted operating income	423	328

Adjusted operating income before income taxes (1)	$1,660	$1,325

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2017	2016
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$3.09	$2.93
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.09	0.75
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.10	0.48
Change in experience-rated contractholder liabilities due to asset value changes	(0.03)	(0.29)
Divested businesses:
Closed Block division	0.08	(0.16)
Other divested businesses	0.01	0.07
Difference in earnings allocated to participating unvested share-based payment awards	—	(0.01)

Total reconciling items, before income taxes	0.25	0.84
Less: Income taxes, not applicable to adjusted operating income	(0.05)	0.09

Total reconciling items, after income taxes	0.30	0.75

After-tax adjusted operating income	$2.79	$2.18

Weighted average number of outstanding Common shares (basic)	429.9	445.3

Weighted average number of outstanding Common shares (diluted)	439.1	453.2

Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
Net income	$16	$14
After-tax adjusted operating income	$15	$11

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period	$46,784	$49,242
Less: Accumulated other comprehensive income (AOCI)	14,643	19,066

GAAP book value excluding AOCI	32,141	30,176
Less: Cumulative effect of foreign exchange remeasurement and currency translation adjustments corresponding to realized gains/losses	(3,060)	(3,628)

Adjusted book value	35,201	33,804

Number of diluted shares at end of period	435.8	448.0

GAAP book value per common share - diluted (2)	107.09	109.66
GAAP book value excluding AOCI per share - diluted	73.75	67.36
Adjusted book value per common share - diluted	80.77	75.46

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$468	$328
Retirement	397	219
Asset Management	196	165

Total U.S. Retirement Solutions and Investment Management Division	1,061	712

Individual Life	118	120
Group Insurance	34	26

Total U.S. Individual Life and Group Insurance Division	152	146

International Insurance	799	779

Total International Insurance Division	799	779

Corporate and Other operations	(352)	(312)

Adjusted operating income before income taxes	1,660	1,325

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	38	338
Investment gains on trading account assets supporting insurance liabilities, net	44	216
Change in experience-rated contractholder liabilities due to asset value changes	(12)	(130)
Divested businesses:
Closed Block division	34	(73)
Other divested businesses	6	31
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(28)	25

Total reconciling items, before income taxes	82	407

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$1,742	$1,732

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended March 31
	2017	2016
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,440	$2,017

Net sales (redemptions)	$(913)	$238

Total account value at end of period	$160,319	$152,733

Retirement Segment:

Full Service:

Deposits and sales	$6,736	$6,656

Net additions	$46	$1,370

Total account value at end of period	$210,400	$190,953

Institutional Investment Products:

Gross additions	$4,042	$2,061

Net withdrawals	$(199)	$(722)

Total account value at end of period	$185,115	$180,819

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$445.2	$403.6
Retail customers	217.6	198.6
General account	406.1	400.8

Total Investment Management and Advisory Services	$1,068.9	$1,003.0

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$15.9	$12.5

Net additions (withdrawals), other than money market	$0.5	$(2.6)

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$13.0	$10.2

Net additions (withdrawals), other than money market	$0.1	$(0.5)

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$49	$48
Guaranteed Universal life	53	51
Other Universal life	21	20
Variable life	23	26

Total	$146	$145

Group Insurance Annualized New Business Premiums (3):
Group life	$186	$232
Group disability	115	79

Total	$301	$311

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$752	$744

Constant exchange rate basis	$825	$764

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended March 31
	2017	2016
Assets and Asset Management Information:

Total assets	$797.4	$773.0

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,068.9	$1,003.0
Non-proprietary assets under management	178.3	167.0

Total managed by U.S. Retirement Solutions and Investment Management Division	1,247.2	1,170.0
Managed by U.S. Individual Life and Group Insurance Division	25.1	25.1
Managed by International Insurance Division	26.5	22.8

Total assets under management	1,298.8	1,217.9
Client assets under administration	185.2	170.5

Total assets under management and administration	$1,484.0	$1,388.4

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Book value per share of Common Stock including accumulated other comprehensive income as of March 31, 2016 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90, and as of March 31, 2017 includes a $500 million increase in equity and a 5.75 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $86.92.
(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 112 per U.S. dollar and Korean won 1,130 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.